Exhibit 99

Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FIRST QUARTER FINANCIAL RESULTS

BOSTON (April 30, 2026) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the first quarter ended March 28, 2026. Key results were:

First Quarter 2026 Summary:

•
Depletions decreased 4% and shipments decreased 6.9%
•
Net revenue of $433.9 million decreased 4.4%
•
Gross margin of 49.3% up 100 basis points year over year
•
GAAP diluted loss per share of $13.88, which includes non-recurring litigation expenses of $15.52 per share
•
Non-GAAP diluted earnings per share of $1.64

Capital Structure

•
Ended the first quarter with $164.1 million in cash and no debt
•
Repurchased $31 million in shares from December 29, 2025 to April 24, 2026

“We were encouraged by early signs of improvement in the total beer category in the first quarter,” said Chairman, Founder and CEO Jim Koch. “While our depletions improved and it remains early in the year, our portfolio has not yet fully matched the improvement in category trends. The operating environment is dynamic, and we are executing with focus against our summer plans, including meaningful advertising support. Our strong balance sheet and highly cash generative business position us to invest in our brands and return cash to shareholders, with the previously announced potential legal payment well within our capacity."

“Today we are modestly narrowing our guidance range to reflect our latest volume outlook and a more challenging cost environment,” said CFO Diego Reynoso. “We continue to deliver strong gross margin performance and expect our savings agenda to help mitigate tariff and commodity headwinds as we move through the year.”

Details of the results were as follows:

First Quarter 2026 (13 weeks ended March 28, 2026) Summary of Results

Depletions for the first quarter decreased 4% compared to the first quarter of the prior year due to decreases in Twisted Tea, Truly, Samuel Adams and Hard Mountain Dew brands that were partially offset by increases in Sun Cruiser, Angry Orchard and Dogfish Head brands.

Consistent with the Company’s plans, shipments declined at a higher rate than depletions. Shipment volume for the quarter was approximately 1.6 million barrels, a 6.9% decrease compared to the first quarter of the prior year, primarily due to difficult comparisons as distributors built inventories for Sun Cruiser and Truly Unruly innovation in the first quarter of 2025 as well as modestly lower overall distributor inventory levels enabled by improvements in the responsiveness of the Company’s supply chain to meet demand.

The Company believes distributor inventory as of March 28, 2026 was at an appropriate level for each of its brands and averaged approximately four and a half weeks on hand compared to five weeks at the end of the first quarter of 2025.

Revenue for the quarter decreased 4.4% due to decreases in volume partially offset by pricing and favorable mix.

Gross margin of 49.3% increased from the 48.3% margin realized in the first quarter of 2025, or an increase of 100 basis points year over year. Gross margin primarily benefited from price increases, favorable product mix, procurement savings, and improved brewery efficiencies partially offset by inflationary, commodity and tariff costs.

The first quarter gross margin of 49.3% includes $1.6 million of shortfall fees and non-cash expense of third-party production pre-payments in total, which negatively impacted gross margin by approximately 37 basis points on an absolute basis.

Advertising, promotional and selling expenses for the first quarter of 2026 increased $2.5 million or 1.8% from the first quarter of 2025, resulting from higher freight costs of $2.5 million due to higher rates partially offset by lower volumes. The Company’s brand investments were flat compared to the first quarter of 2025.

General and administrative expenses increased by $4.4 million or 9.1% from the first quarter of 2025, primarily due to higher legal and consulting costs. Excluding legal costs related to the non-recurring litigation expense discussed below, general and administrative expenses increased by $0.4 million from the first quarter of 2025 primarily due to increased consulting costs.

In the first quarter, the Company recorded a previously announced non-recurring pre-tax litigation expense of $175.5 million and related pre-judgement interest expense of $36.5 million resulting from a verdict entered on April 6, 2026 awarding damages to a supplier. The pre-judgement interest has not yet been determined and potential outcomes range between zero and $36.5 million. In addition to the damages and interest, the Company has recorded legal fees of $4.0 million in general and administrative expenses for a total of $216.0 million pre-tax or $15.52 per diluted share. The Company denies that it breached the terms of the parties’ contract and intends to pursue all available post-trial motions and appellate remedies. The Company cannot estimate when or if damages or interest will ultimately be paid or when this matter will ultimately be resolved.

The Company’s effective tax rate for the first quarter was a benefit of 23.1%. Excluding the impact of the non-recurring litigation expense, the effective tax rate was a provision of 36.8% compared to a provision of 31.9%

in the prior year. This increase in rate is due primarily to the increased negative impact of non-deductible stock compensation.

The Company expects that its March 28, 2026 cash balance of $164.1 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements, including the potential litigation-related payments.

During the 13-week period ended March 28, 2026 and the period from March 30, 2026 through April 24, 2026, the Company repurchased shares of its Class A Common Stock in the amounts of $23.8 million and $7.4 million, respectively, for a total of $31.2 million year to date. As of April 24, 2026, the Company had approximately $197 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 17-week period ended April 24, 2026 are estimated by the Company to have decreased approximately 4% from the comparable period in 2025.

Full-Year 2026 Projections

The Company has updated its financial guidance for the full year 2026. The litigation related expenses of $15.52 per share detailed above is now included in GAAP earnings per share guidance.

The Company’s actual 2026 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, supply chain performance, inflationary and commodity impacts and tariff policy. Tariff cost projections below are consistent with tariffs currently being charged by the Company’s suppliers and that the Company currently expects to continue for the remainder of 2026.

Full Year 2026	Current Guidance	Previous Guidance
Depletions and Shipments Percentage Change	Down low-single digits to mid-single digits	Flat to down mid-single digits
Price Increases	1% to 2%	1% to 2%
Gross Margin (including Tariffs)	48% to 50%	48% to 50%
Tariff Costs ($ million)	$20 to $30	$20 to $30
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$20 to $40	$20 to $40
GAAP Tax Rate (Benefit)/ Provision	(9.5%) to (10.5%)	29% to 30%
Non GAAP Tax Rate Provision	29% to 30%	-
GAAP EPS (Income/ (Loss))	($7.02) to ($5.02)	$8.50 to $11.00
Non GAAP EPS	$8.50 to $10.50	-
Capital Spending ($ million)	$70 to $90	$70 to $90

Underlying the Company's current 2026 projections are the following full-year estimates and targets:

•
The Company is monitoring recent increases in commodity costs driven by macroeconomic factors, particularly energy, which impacts freight expense as well as aluminum expense given the energy intensive nature of aluminum production. The Company’s current estimates of these cost increases are reflected in its guidance. The Company is continuing to execute savings initiatives to help offset these pressures, along with maintaining flexibility to reduce planned incremental advertising investment to the lower end of its guidance range as needed.
•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.
•
The Company continues to expect first half shipments to decline toward the lower end of its full year volume guidance with better shipment performance later in the year. This is due to higher shipment comparisons in the first half of the year as the company shipped ahead of depletions in 2025 to support innovation and build distributor inventories, as well as 2026 innovation launches which are second half weighted. Additionally, improvements in the Company’s supply chain responsiveness that enable modestly lower distributor inventory levels are expected to have a more meaningful impact on the first half and begin to be lapped throughout the second half.
•
During full year 2026, the Company estimates shortfall fees and non-cash expense of third-party production pre-payments in total will negatively impact gross margins by 40 to 60 basis points.
•
The Company expects year over year gross margin rate improvement to be the most meaningful in the fourth quarter as shortfall fees are expected to be lower in 2026 versus 2025 and the Company typically expenses the majority of its shortfall fees in the fourth quarter.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors. Incremental advertising investment is expected to be weighted to the second and third quarters to support the key summer selling season.

Use of Non-GAAP Measures

Non-GAAP EPS and Non-GAAP Tax Rate are not defined terms under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-recurring litigation expense of $216.0 million, or $15.52 per diluted share, recognized in the first quarter of fiscal 2026 relating to a supplier dispute. Non-GAAP Tax Rate excludes from the projected GAAP Tax Rate the tax impact of the non-recurring litigation expense. These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 27, 2025 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, April 30, 2026

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended
	March 28, 2026	March 29, 2025
Revenue	$461,576	$481,357
Less excise taxes	27,646	27,490
Net revenue	433,930	453,867
Cost of goods sold	219,969	234,604
Gross profit	213,961	219,263
Operating expenses:
Advertising, promotional, and selling expenses	140,076	137,535
General and administrative expenses	52,303	47,952
Impairment of brewery assets	2	—
Litigation expense	212,035	—
Total operating expenses	404,416	185,487
Operating (loss) income	(190,455)	33,776
Other income (expense), net:
Interest income, net	1,890	2,331
Other expense, net	(363)	(264)
Total other income (expense), net	1,527	2,067
(Loss) income before income tax (benefit) provision	(188,928)	35,843
Income tax (benefit) provision	(43,667)	11,431
Net (loss) income	$(145,261)	$24,412
Net (loss) income per common share – basic	$(13.88)	$2.16
Net (loss) income per common share – diluted	$(13.88)	$2.16
Weighted-average number of common shares – basic	10,467	11,277
Weighted-average number of common shares – diluted	10,467	11,259
Net (loss) income	$(145,261)	$24,412
Other comprehensive (loss) income:
Foreign currency translation adjustment	(107)	149
Total other comprehensive (loss) income	(107)	149
Comprehensive (loss) income	$(145,368)	$24,561

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	March 28, 2026	December 27, 2025
Assets
Current Assets:
Cash and cash equivalents	$164,124	$223,378
Accounts receivable, net	86,935	57,094
Inventories, net	118,950	92,532
Prepaid expenses and other current assets	30,904	20,316
Income tax receivable	16,370	24,259
Total current assets	417,283	417,579
Property, plant, and equipment, net	563,757	578,125
Operating right-of-use assets	27,487	30,229
Goodwill	112,529	112,529
Intangible assets, net	14,330	14,753
Third-party production prepayments	6,507	7,099
Note receivable	7,740	11,218
Other assets	21,416	22,063
Total assets	$1,171,049	$1,193,595
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$100,214	$94,975
Accrued expenses and other current liabilities	336,808	144,797
Current operating lease liabilities	11,547	12,762
Total current liabilities	448,569	252,534
Deferred income taxes, net	13,249	64,785
Non-current operating lease liabilities	23,196	25,111
Other liabilities	3,441	4,885
Total liabilities	488,455	347,315
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,343,102 and 8,408,458 issued and outstanding as of March 28, 2026 and December 27, 2025, respectively	83	84
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of March 28, 2026 and December 27, 2025	21	21
Additional paid-in capital	704,344	698,811
Accumulated other comprehensive loss	(487)	(380)
(Accumulated deficit), retained earnings	(21,367)	147,744
Total stockholders' equity	682,594	846,280
Total liabilities and stockholders' equity	$1,171,049	$1,193,595

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirteen weeks ended
	March 28, 2026	March 29, 2025
Cash flows (used in) provided by operating activities:
Net (loss) income	$(145,261)	$24,412
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	21,583	22,814
Impairment of brewery assets	2	—
(Gain) loss on sale of property, plant, and equipment	—	(42)
Litigation expense	212,035	—
Change in right-of-use assets	2,742	(11,161)
Stock-based compensation expense	6,404	5,870
Deferred income taxes	(51,536)	(2,587)
Other non-cash (income) expense	(175)	120
Changes in operating assets and liabilities:
Accounts receivable	(29,832)	(26,402)
Inventories	(27,030)	(26,827)
Prepaid expenses and other current assets	(10,883)	(8,625)
Income tax receivable	7,889	6,582
Third-party production prepayments	592	2,575
Brewery-related assets and cloud computing	985	1,098
Other non-current assets	275	(15)
Accounts payable	11,039	23,004
Accrued expenses and other current liabilities	(16,022)	(19,950)
Operating lease liabilities	(3,130)	10,911
Other non-current liabilities	(112)	162
Net cash (used in) provided by operating activities	(20,435)	1,939
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(12,322)	(9,921)
Proceeds from disposal of property, plant, and equipment	—	42
Net cash used in investing activities	(12,322)	(9,879)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(23,348)	(49,394)
Proceeds from exercise of stock options and sale of investment shares	367	446
Cash paid on finance leases	(581)	(420)
Payment of tax withholding on stock-based payment awards and investment shares	(2,935)	(2,057)
Net cash used in financing activities	(26,497)	(51,425)
Change in cash and cash equivalents	(59,254)	(59,365)
Cash and cash equivalents at beginning of period	223,378	211,819
Cash and cash equivalents at end of period	$164,124	$152,454

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com